Exhibit 99.1

TERESA ELDER JOINS WideOpenWest AS CEO

Company Closes Sale of Chicago Fiber Network to Verizon

Board Announces Stock Repurchase Program

ENGLEWOOD, Colo. ( December 14, 2017) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced that Teresa Elder has joined the Company as Chief Executive Officer and a member of the Board of Directors of WOW!.  Ms. Elder succeeds Steven Cochran, who is retiring from WOW! after 15 years with the Company.  Mr. Cochran will stay on in an advisory role with WOW! through June 30, 2018, ensuring a seamless transition of leadership.

Ms. Elder brings to WOW! more than 20 years of executive leadership at some of the leading telecommunications and cable companies in the world.  She served as a founding President of Clearwire Wholesale (sold to Sprint), and prior to that as CEO of Vodafone Ireland and President of AT&T Broadband West (now Comcast).  Ms. Elder currently serves on a number of boards and is Chair of the Management Board of the Stanford University Graduate School of Business.

Jeff Marcus, chairman of the board of WOW!, said, “We are delighted that Teresa Elder has joined WOW! as CEO.  She is a highly experienced executive with a demonstrated track record of operational success within the tech, telecom and cable industries.  Her passion for building businesses and her knack for innovation, make Teresa the ideal executive to lead our company forward.”

Mr. Marcus continued, “On behalf of the Board, I would like to thank Steven for his years of service to the Company, first as CFO and most recently as CEO.  Steven has worked tirelessly to position the Company for long-term success.”

“It is truly an honor to join WOW!’s talented team,” said Teresa Elder.  “With our entrepreneurial spirit, very competitive gigabit speeds and strong balance sheet, we are uniquely positioned for the future.  I look forward to working with the WOW! team to deliver exceptional experiences to our customers, growth to our shareholders and a great workplace for employees.  In the days and months to come, I will be working closely with our team and Board to craft and then implement a business strategy, grounded in operational excellence and innovation, thereby empowering WOW! to reach its full potential — for the benefit of all stakeholders.”

Steven Cochran, current chief executive officer of WOW!, said, “I am thankful for the opportunity to have led such an extraordinary organization, and to have been a part of the WOW! family for more than 15 years.  I wish my colleagues all the best and look forward to ensuring a seamless transition to Teresa, who I firmly believe will thrive in the position.”

Sale of Chicago Fiber Network to Verizon Completed

WOW! today also announced that it has closed the previously announced sale of a portion of its fiber network in the Company’s Chicago market to a subsidiary of Verizon (NYSE: VZ) for $225 million in cash.  Proceeds from the sale are expected to be used to pay down existing debt

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obligations related to the Company’s revolving credit agreement and to reinvest in the Company’s business.

In addition, WOW! and Verizon entered into a new construction agreement pursuant to which WOW! will complete the build-out of the network in exchange for approximately $50 million (which approximates WOW!’s remaining estimate to complete the network build-out), payable as the remaining network elements are completed.  The final build-out of the network is expected to be completed during the second half of 2018.

Stock Repurchase Program

The Board of Directors also announced that it has authorized a stock repurchase program, commencing immediately, which will enable the Company to repurchase an aggregate of $50 million of its outstanding common stock.  The repurchase program is expected to be executed over the next twelve months with an objective of delivering value to shareholders, while capitalizing on attractive market valuations.

Shares may be repurchased from time-to-time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b5-1 programs.  There is no minimum number of shares that the Company is required to repurchase and the repurchase plan may be suspended, modified or discontinued at any time.

Bio of Teresa Elder

In addition to formerly holding senior leadership positions at Clearwire, Vodafone, and AT&T Broadband, Ms. Elder was a Senior VP with MediaOne and General Manager of the Rocky Mountain Division at USWEST.  She has, throughout her career, served as an advisor to tech, telecom, cable and leading nonprofit organizations.  Ms. Elder has also served on various boards and committees, including her current role as Chair of the Management Board at Stanford’s Graduate School of Business.  Ms. Elder is honored to have recently been elected as a member of the Board of Trustees of the Cystic Fibrosis Foundation, the world’s leader in the search for a cure for cystic fibrosis.  She has worked with the Cystic Fibrosis Foundation for many years as a National Committee Member, public policy advocate and fundraiser.

Ms. Elder earned a BS in Business Administration from Creighton University and a MS in Management from the Stanford University Graduate School of Business, where she was a Sloan Fellow and Class President.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. WOW!’s operating philosophy is to deliver an employee and customer experience that lives up to its name. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the agreements with Verizon and share repurchase plan.  These statements are not historical facts but rather are based on the Company’s current expectations. Words such as “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “expects,” “intends,” “plans,” “believes,” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak as of the date of this release, and WOW! does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Lucas Binder

VP Corporate Development & Investor Relations

303-927-4951

lucas.binder@wowinc.com

Media:

Daniel Yunger or Jeffrey Taufield

Kekst

212.521.4800

daniel.yunger@kekst.com / jeffrey.taufield@kekst.com

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